N / E / W / S R / E / L / E / A / S / E

July 13, 2026

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, First Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION ANNOUNCES CASH DIVIDEND ON ITS PREFERRED STOCK

First Merchants Corporation has declared a quarterly cash dividend of $46.88 per share on its 7.50% Non-Cumulative Perpetual Preferred Stock Series A, represented by depositary shares (NASDAQ: FRMEP) each representing a 1/100th interest in a share of the Series A preferred stock. Holders of depositary shares will receive $0.4688 per depositary share. The dividend will be payable on August 14, 2026, to stockholders of record on July 30, 2026.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Depositary shares representing a 1/100th interest in a share of First Merchants Corporation’s 7.50% Non-Cumulative Perpetual Preferred Stock, Series A are traded on the NASDAQ Global Select Market System under the symbol FRMEP. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

* * * *